Exhibit 4.9

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following description of the common stock, $0.0001 par value per share (the “Common Stock”), of Karyopharm Therapeutics Inc. (“us,” “our,” “we” or the “Company”), which is the only security of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), summarizes certain information regarding the Common Stock in our certificate of incorporation, our by-laws and applicable provisions of the Delaware General Corporation Law (the “DGCL”), and is qualified by reference to our certificate of incorporation and by-laws, which are incorporated by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.12 is a part.

Authorized Capital Stock

Our authorized capital stock consists of 53,333,333 shares of Common Stock and 5,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”).

Common Stock

Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors, the chairman of the board or the chief executive officer. Except as may be otherwise provided by applicable law, our certificate of incorporation or our by-laws, all elections shall be decided by a plurality, and all other questions shall be decided by a majority, of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Voting Rights. Each holder of Common Stock is entitled to one vote for each share held of record on all matters to be voted upon by stockholders.

Dividends. Subject to the rights, powers and preferences of any outstanding Preferred Stock, and except as provided by law or in our certificate of incorporation, dividends may be declared and paid or set aside for payment on the Common Stock out of legally available assets or funds when and as declared by the board of directors.

Liquidation and Dissolution. Subject to the rights, powers and preferences of any outstanding Preferred Stock, in the event of our liquidation or dissolution, our net assets will be distributed pro rata to the holders of our Common Stock.

Other Rights. Holders of the Common Stock have no right to:

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convert the stock into any other security;
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have the stock redeemed;
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purchase additional stock; or
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maintain their proportionate ownership interest.

The Common Stock does not have cumulative voting rights. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that we may designate and issue. Holders of shares of the Common Stock are not required to make additional capital contributions.

Provisions of Our Certificate of Incorporation and By-laws and the DGCL That May Have Anti-Takeover Effects

Board of Directors. Our certificate of incorporation and by-laws provide for a board of directors divided as nearly equally as possible into three classes. Each class is elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election. The number of directors comprising our board of directors is fixed from time to time by the board of directors.

Removal of Directors by Stockholders. Our certificate of incorporation and by-laws provide that, subject to the rights of holders of any series of Preferred Stock, a member of our board of directors may only be removed for cause and only by an affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote on the election of the directors.

Super-Majority Voting. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Subject to the rights of holders of any series of Preferred Stock, our by-laws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any annual election of directors is required to amend or repeal, or to adopt any provisions inconsistent with, any of the provisions of our certificate of incorporation described under the prior two paragraphs.

Stockholder Nomination of Directors. Our by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director not earlier than 120 days but not later than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than close of business on the later of (x) the 90th day prior to the date of such meeting and (y) the 10th day following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such annual meeting is first made by us, whichever occurs first.

No Action By Written Consent. Our certificate of incorporation and our by-laws provide that our stockholders may not act by written consent and may only act at duly called meetings of stockholders. Our certificate of incorporation and our by-laws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our board of directors, chairman of the board or chief executive officer. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors.

Issuance of Preferred Stock. Our board of directors is authorized, without further action by our stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions of the shares of each series of Preferred Stock. The issuance of Preferred Stock could impede the completion of a merger, tender offer or other takeover attempt.

Delaware Business Combination Statute. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation’s board of directors or unless the business combination is approved in a prescribed manner or the interested stockholder acquired at least 85% of the corporation’s outstanding voting stock in the transaction in which it became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Exclusive Forum Selection. Our by-laws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of our certificate of incorporation or our by-laws or governed by the internal affairs doctrine; provided, however, that this exclusive forum provision shall not apply to claims arising under the Securities Act of 1933 or the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction. In addition, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act of 1933.